FOR IMMEDIATE RELEASE	Contacts: Media: Robert Zimmerman 203-359-5131 Investors: Michael Weitz 203-352-8642

WWE® Reports 2009 Third Quarter Results

STAMFORD, Conn., November 5, 2009 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2009. Revenues totaled $111.3 million as compared to $108.8 million in the prior year quarter. Operating income was $14.5 million as compared to $7.9 million in the prior year quarter. Net income was $8.9 million, or $0.12 per share, as compared to $5.3 million, or $0.07 per share, in the prior year quarter.

“We are pleased with our solid performance. During the quarter we achieved an 84% increase in our operating income and managed a 26% increase for the first nine months of the year,” stated Vince McMahon, Chairman and Chief Executive Officer. “Entering the year, we established clear goals to reduce our cost structure and to improve our operating efficiency. Our results to date, including significant and sustained improvement in our profit margins, demonstrate our ongoing commitment in meeting these objectives.”

“Looking ahead, we believe WWE can achieve meaningful growth by taking advantage of our strategic opportunities and maintaining our focus on managing costs. Our portfolio of businesses exhibit significant operating leverage and, through disciplined cost management, we expect that leverage to drive future earnings growth.”

Results by Business Segment

The following charts reflect net revenues by segment and by geographical region for the three months ended September 30, 2009 and September 30, 2008. (Dollars in millions)

Revenues from outside North America increased 17% led by the timing and performance of our live events in Asia Pacific.

	Net Revenues by Segment
	Three Months Ended
	September 30,	September 30,
	2009	2008
Live and Televised Entertainment	$77.9	$68.7
Consumer Products	23.0	26.6
Digital Media	7.4	7.9
WWE Studios	3.0	5.6
Total	$111.3	$108.8

	Net Revenues by Region
	Three Months Ended
	September 30,	September 30,
	2009	2008
North America	$81.3	$83.2
Europe, Middle East & Africa (EMEA)	14.4	17.1
Asia Pacific (APAC)	12.5	6.8
Latin America	3.1	1.7
Total	$111.3	$108.8

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $77.9 million for the current quarter as compared to $68.7 million in the prior year quarter, representing a 13% increase.

  Live Event revenues were $27.2 million as compared to $20.3 million in the prior year quarter. Revenues increased 34% primarily due to higher average attendance and an increase in the number of international events.

    There were 94 events, including 17 international events, during the current quarter as compared to 89 events, including 12 international events, in the prior year quarter.

    North American events generated $16.6 million of revenues from 77 events as compared to $15.5 million from 77 events in the prior year quarter. North American average attendance increased 9% to approximately 5,800 from 5,300 in the prior year quarter. The average ticket price for North American events was $36.26 in the current quarter as compared to $38.21 in the prior year quarter.

    International events generated approximately $10.6 million of revenues as compared to $4.8 million in the prior year quarter. The quarter-over-quarter increase reflected five additional events in the current quarter and a 38% increase in average attendance to approximately 9,100 fans. These factors were partially offset by a 19% reduction in average ticket prices to $65.59, in part due to changes in foreign exchange rates.

  Pay-Per-View revenues were $14.5 million as compared to $16.4 million in the prior year quarter reflecting a 10% decline in total pay-per-view buys and a higher percentage of international buys, which are generally lower in price. For the comparable pay-per-view events which occurred in both the current and prior year periods, pay-per-view buys declined 22% in the quarter and 9% on a year-to-date basis.

The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	September 30, 2009	September 30, 2008
The Bash™	-	196
Night of Champions®	267	-
SummerSlam®	369	477
Breaking Point®/Unforgiven®	169	211

Prior events	31	42
Total	836	926

  Venue Merchandise revenues were $4.3 million as compared to $4.2 million in the prior year quarter, as higher average attendance and the impact of five additional international events was offset by an 11% decline in lower domestic per capita merchandise sales to $8.71 in the current quarter.

  Television Rights Fees revenues were $28.3 million as compared to $24.4 million in the prior year quarter. This increase was primarily due to fees received from our new WWE Superstars television show and contractual increases from our existing programs.

  WWE Classics On Demand™ revenues were $1.2 million as compared to $1.4 million in the prior year quarter.

Consumer Products

Revenues from our Consumer Products businesses were $23.0 million versus $26.6 million in the prior year quarter, representing a 14% decrease.

  Home Video net revenues were $11.2 million as compared to $11.0 million in the prior year quarter. The increase reflects the performance of our new releases and catalog titles.

  Licensing revenues were $7.9 million as compared to $10.6 million in the prior year quarter. The decrease primarily reflects the reduction in royalties earned on the sales of toys and videogames, particularly in international markets.

  Magazine publishing net revenues were $3.4 million as compared to $4.7 million in the prior year quarter. The decrease primarily reflects a reduction in subscription revenue and the publication of one fewer issue of WWE Magazine in the current quarter.

Digital Media

Revenues from our Digital Media related businesses were $7.4 million as compared to $7.9 million in the prior year quarter, representing a 6% decrease.

  WWE.com revenues were $4.5 million as compared to $4.0 million in the prior year quarter, reflecting increased sales of online advertising and expanded licensing of our website for international markets.

  WWEShop revenues were $2.9 million as compared to $3.9 million in the prior year quarter. The number of orders declined by 21% to approximately 55,000 and the average revenue per order decreased by approximately 8% to $50.46 from the prior year quarter.

WWE Studios

During the current quarter, we recorded revenue of $3.0 million related to four previously released films, including Behind Enemy Lines: Colombia as compared to $5.6 million in the prior year quarter related to See No Evil, The Marine, and The Condemned. In the prior year quarter, we recorded a $1.9 million charge related to revised expectations for our film See No Evil. During the first quarter of 2009, we released our fourth feature film, 12 Rounds, as well as a Direct-to-DVD film, Behind Enemy Lines: Colombia. 12 Rounds generated approximately $12.2 million in gross domestic box office receipts and was released on DVD on June 30, 2009. We participate in revenues generated by the distribution of these films after the print, advertising and distribution costs incurred by our distributors have been recouped and the results have been reported to us. As such, no revenues have been recorded for 12 Rounds to-date.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution increased to $51.2 million in the current quarter as compared to $42.5 million in the prior year quarter. Gross profit margins increased to 46% as compared to 39% in the prior year quarter, reflecting increased efficiencies in our Live and Televised Entertainment segment. Improved margins were driven by continued cost reductions in marketing and TV production, and by the impact of the staff reduction at the beginning of the 2009 year.

Selling, general and administrative expenses

SG&A expenses were $33.1 million for the current quarter as compared to $31.3 million in the prior year quarter, reflecting an increase in accrued incentive compensation, partially offset by decreases in advertising, travel expenses, as well as legal and professional fees.

EBITDA

EBITDA was approximately $18.1 million in the current quarter as compared to $11.2 million in the prior year quarter, primarily due to the improved efficiencies discussed above.

Investment and Other Income (Expense)

The decline in investment income of $0.6 million in the current quarter reflects lower interest rates. Other income of $0.2 million, as compared to other expense of $1.4 million in the prior year quarter, reflected changes in realized foreign exchange gains and losses and the revaluation of warrants held in certain licensees.

Effective tax rate

In the current quarter the effective tax rate was 42% as compared to 32% in the prior year quarter. The effective tax rate reflects differences between the taxes provided for as compared to actual amounts calculated on returns for both periods.

Summary Results for the Nine Months Ended

Total revenues through the nine months ended September 30, 2009 were $357.9 million as compared to $401.1 million in the prior year period. Operating income for the current period was $59.3 million versus $47.0 million in the prior year period. Net income was $39.1 million, or $0.53 per share, as compared to $31.8 million, or $0.43 per share, in the prior year period. EBITDA was $70.3 million for the current nine month period as compared to $56.5 million in the prior year period.

The following charts reflect net revenues by segment and by geographical region for the nine months ended September 30, 2009 and September 30, 2008. (Dollars in millions)

	Net Revenues by Segment
	Nine Months Ended
	September 30,	September 30,
	2009	2008
Live and Televised Entertainment	$251.2	$255.3
Consumer Products	77.0	102.4
Digital Media	22.2	23.9
WWE Studios	7.5	19.5
Total	$357.9	$401.1

	Net Revenues by Region
	Nine Months Ended
	September 30,	September 30,
	2009	2008
North America	$268.6	$298.3
Europe, Middle East & Africa (EMEA)	55.8	69.5
Asia Pacific (APAC)	25.1	28.4
Latin America	8.4	4.9
Total	$357.9	$401.1

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $251.2 million for the current period as compared to $255.3 million in the prior year, a decrease of 2%.

	September 30,	September 30,
	2009	2008
Live Events	$79.6	$80.2
Pay-Per-View	$63.7	$75.5
Venue Merchandise	$15.2	$15.0
Television Rights Fees	$81.5	$73.1
Television Advertising	$5.5	$5.3
WWE Classics On Demand	$4.2	$4.8

Consumer Products

Revenues from our Consumer Products businesses were $77.0 million versus $102.4 million in the prior year, a decrease of 25%.

	September 30,	September 30,
	2009	2008
Home Video	$29.0	$43.5
Licensing	$36.7	$45.8
Magazine Publishing	$9.9	$11.9

Digital Media

Revenues from our Digital Media related businesses were $22.2 million as compared to $23.9 million in the prior year, a decrease of 7%.

	September 30,	September 30,
	2009	2008
WWE.com	$12.9	$12.5
WWEShop	$9.3	$11.4

WWE Studios

We recorded revenue of $7.5 million in the current period related to four of our releases, See No Evil, The Marine, The Condemned, and Behind Enemy Lines: Colombia as compared to $19.5 million in the prior year period, which was led by the performance of The Marine. During the first quarter of 2009, we released our fourth feature film, 12 Rounds, as well as a Direct-to-DVD film, Behind Enemy Lines: Colombia.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution increased to $165.6 million in the current period as compared to $158.4 million in the prior year period, as improved efficiencies essentially offset the impact of revenue declines as discussed above. Total profit contribution margin increased to approximately 46% as compared to 39% in the prior year period, reflecting increased efficiencies in our Live and Televised Entertainment segment.

Selling, general and administrative expenses

SG&A expenses were $95.3 million for the current period as compared to $101.9 million in the prior year period, reflecting decreases in advertising, legal and professional fees and travel expenses, offset by an increase in accrued incentive compensation and bad debt expense. Current period expenses include the impact of our corporate restructuring of approximately $2.2 million in severance costs while expenses in the prior year included $3.5 million associated with our McMahon’s Million Dollar Mania brand awareness campaign.

EBITDA

EBITDA for the current period was approximately $70.3 million as compared to $56.5 million in the prior year period.

Investment and Other Income (Expense)

The $2.0 million decline in investment income in the current period reflects lower average interest rates. Other income of $0.3 million as compared to other expense of $3.7 million in the prior year period includes the revaluation of warrants held in certain licensees.

Effective tax rate

The effective tax rate was 37% in the current period as compared to 33% in the prior year period. The prior year rate reflects tax benefits related to previously unrecognized tax positions.

Cash Flows

Net cash provided by operating activities was $92.8 million for the nine months ended September 30, 2009 as compared to $17.7 million in the prior year period. The increase was driven by the timing of feature film investments, favorable changes in working capital and reduced capital expenditures. Capital expenditures were $3.7 million for the current period as compared to $19.8 million in the prior year period as the prior year reflected an approximate $11.5 million investment in High Definition broadcasting equipment.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: World Wrestling Entertainment, Inc. will host a conference call on November 5, 2009 at 11:00 a.m. ET to discuss the Company’s earnings results for the third quarter of 2009. All interested parties can access the conference call by dialing 888-647-2706 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008
Net revenues	$111,254	$108,782	$357,873	$401,072

Cost of revenues	60,077	66,279	192,264	242,655
Selling, general and administrative expenses	33,108	31,263	95,337	101,884
Depreciation and amortization	3,578	3,330	10,954	9,521

Operating income	14,491	7,910	59,318	47,012

Investment income, net	704	1,290	2,495	4,511
Interest expense	(82)	(110)	(261)	(324)
Other income (expense), net	168	(1,356)	300	(3,649)

Income before income taxes	15,281	7,734	61,852	47,550

Provision for income taxes	6,342	2,460	22,717	15,720

Net income	$8,939	$5,274	$39,135	$31,830

Earnings per share – basic:
Net income	$0.12	$0.07	$0.53	$0.44

Earnings per share – diluted:
Net income	$0.12	$0.07	$0.53	$0.43

Shares used in per share calculations:
Basic	73,944	73,191	73,646	72,725
Diluted	74,419	73,735	74,207	73,469

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:

Cash and equivalents	$152,706	$119,655
Short-term investments	53,058	57,686
Accounts receivable, net	60,613	60,133
Inventory, net	2,847	4,958
Prepaid expenses and other current assets	23,691	37,596
Total current assets	292,915	280,028

PROPERTY AND EQUIPMENT, NET	85,990	92,367

FEATURE FILM PRODUCTION ASSETS	28,799	31,657

INVESTMENT SECURITIES	22,878	22,299

INTANGIBLE ASSETS, NET	339	1,184

OTHER ASSETS	1,734	1,875

TOTAL ASSETS	$432,655	$429,410

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,062	$1,002
Accounts payable	21,192	18,334
Accrued expenses and other liabilities	35,647	27,121
Deferred income	12,538	11,875
Total current liabilities	70,439	58,332

LONG-TERM DEBT	3,068	3,872
NON-CURRENT TAX LIABILITY	15,431	7,232

STOCKHOLDERS' EQUITY:
Class A common stock	256	252
Class B common stock	477	477
Additional paid-in capital	323,056	317,105
Accumulated other comprehensive income	2,333	1,171
Retained earnings	17,595	40,969
Total stockholders' equity	343,717	359,974

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$432,655	$429,410

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended
	Sept. 30,	Sept. 30,
	2009	2008
OPERATING ACTIVITIES:
Net income	$39,135	$31,830
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization/write-off of feature film production assets	3,723	13,220
Revaluation of warrants	802	2,198
Depreciation and amortization	10,954	9,521
Realized (gains)/losses on sale of investments	(863)	348
Amortization of investment income	805	384
Stock compensation costs	5,659	7,953
Provision for doubtful accounts	3,115	179
Provision for inventory obsolescence	1,745	2,316
Reimbursement of operating expenses by principal shareholder	-	1,950
Provision (benefit) from deferred income taxes	6,000	(1,010)
Excess tax benefits from stock-based payment arrangements	(74)	(1,091)
Changes in assets and liabilities:
Accounts receivable	(3,596)	(12,177)
Inventory	366	(3,721)
Prepaid expenses and other assets	12,615	(3,138)
Feature film production assets	(1,496)	(24,742)
Accounts payable	2,859	(1,870)
Accrued expenses and other liabilities	10,025	(6,539)
Deferred income	1,033	2,084
Net cash provided by operating activities	92,807	17,695

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,640)	(19,591)
Purchase of film library assets	(92)	(212)
Purchase of investment securities	(41,489)	(104,736)
Proceeds from sales or maturities of investment securities	45,586	143,634
Net cash provided by investing activities	365	19,095

FINANCING ACTIVITIES:
Repayments of long-term debt	(744)	(688)
Dividends paid	(61,605)	(60,929)
Issuance of stock, net	864	771
Proceeds from exercise of stock options	1,290	6,251
Excess tax benefits from stock-based payment arrangements	74	1,091
Net cash used in financing activities	(60,121)	(53,504)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	33,051	(16,714)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	119,655	135,805
CASH AND EQUIVALENTS, END OF PERIOD	$152,706	$119,091

World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008
Net income reported on U.S. GAAP basis	$8,939	$5,274	$39,135	$31,830

Provision for income taxes	6,342	2,460	22,717	15,720

Investment, interest and other income (expense), net	790	(176)	2,534	538

Depreciation and amortization	3,578	3,330	10,954	9,521

EBITDA	$18,069	$11,240	$70,272	$56,533

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$17,778	$14,617	$92,807	$17,695

Less cash used in capital expenditures:
Purchase of property and equipment and other assets	(820)	(4,160)	(3,732)	(19,803)

Free Cash Flow	$16,958	$10,457	$89,075	$(2,108)

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.